U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 3

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940


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1.   Name and Address of Reporting Person*

     Housman                        Elie
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   (Last)                           (First)             (Middle)

c/o Education Video Conferencing, Inc., 35 East Grassy Sprain Road, Suite 200
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                                    (Street)

Yonkers                           NY                  10710
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   (City)                           (State)              (Zip)


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2.   Date of Event Requiring Statement (Month/Day/Year

     02/20/02
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3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)

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4.   Issuer Name and Ticker or Trading Symbol

     Educational Video Conferencing, Inc. ("EVCI"/"EVI")
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5.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [X]  Director                             [_]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)


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6.   If Amendment, Date of Original
     (Month/Day/Year)

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7.   Individual or Joint/Group Filing (Check applicable line)

     [X]  Form filed by one Reporting Person
     [_]  Form filed by more than one Reporting Person
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           Table I -- Non-Derivative Securities Beneficially Owned
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

1. Title of Security     2.  Amount of Securities     3.  Ownership Form: Direct (D)      4.  Nature of Indirect
   (Instr. 4)                Beneficially Owned           or Indirect (I)(Instr. 5)           Beneficial Ownership
                             (Instr. 4)                                                       (Instr. 4)

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
*    If the Form is filed by more than one Reporting Person, see Instruction
     5(b)(v).

              Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

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




            2.Exercisable and     3. Title and Amount
              Expiration Date        of Securities Underlying                           5.  Ownership Form
1.            (Month/Day/Year)       Derivative Security                                    of Derivative         6.  Nature of
Title of      ----------------       (Instr. 4)                                             Security; Direct          Indirect
Derivative    Date     Expira-       Title       Amount or     4. Coversaion or             Direct (D) or             Beneficial
Security      Exer-    tion                      Number of        Exercise Price of         Indirect (I)               Ownership
(Instr. 4)    cisable  Date                      Shares           Derivative Security       (Instr. 5)                (Instr. 5)
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Stock Options  *       02/20/12    Common Stock   5,000               $1.65                       (D)
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
Explanation of Responses: * The options to purchase 5,000 shares vest in three equal consecutive annual installments commencing on February 20, 2003.


        /s/Elie Housman                                  March 28, 2002
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      **Signature of Reporting Person                             Date
        Elie Housman

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

                           (Print or Type Responses)

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